                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

    [ ] Preliminary Proxy Statement                        [ ] Confidential, for Use of the Commission
    [X] Definitive Proxy Statement                         Only (as permitted by Rule 14a-6(e)(2))
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c)
        or Rule 14a-12

                                   IMP, Inc.

        Name of Person(s) Filing Proxy Statement (if other than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed

                                    IMP, INC.
                             2830 North First Street
                           San Jose, California 95134



       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2000



        TO THE STOCKHOLDERS OF IMP, INC.:

        The Annual Meeting of Stockholders of IMP, Inc. (the "Company") will be held at the executive offices of IMP, Inc., 2830 North First Street, San Jose, California on June 14, 2000 at 2:00 p.m. (the "Annual Meeting") for the following purposes:

        1. To elect the Board of Directors to serve until the next Annual Meeting and until their successors are elected and qualified;

        2. To approve and adopt the Phase 2 Stock Purchase Agreement dated as of December 15, 1999 (the "Stock Purchase Agreement") between the Company and Teamasia Semiconductors PTE Ltd., a Singapore corporation ("Teamasia"), pursuant to which, among other things, the Company will issue and sell to Teamasia an aggregate of 4,793,235 shares of common stock of the Company;

        3. To approve and adopt an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation Amendment") to that stockholder approval or unanimous approval by the Board of Directors be required to approve any purchase of shares of stock of the Company resulting in Teamasia and/or its affiliates holding more than 51% of the Company's Common Stock on a fully diluted basis;


        4.     To approve and adopt the 1999 IMP, Inc. Stock Option Plan;

        5.     To approve and adopt the 2000 IMP, Inc. Stock Option Plan;

        6. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 26, 2000; and

        7. To transact such other business as may properly come before the meeting or any adjournment thereof.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT, "FOR" THE APPROVAL AND ADOPTION OF THE CERTIFICATE OF INCORPORATION AMENDMENT, "FOR" THE APPROVAL AND ADOPTION OF THE 1999 IMP, INC. STOCK OPTION PLAN, "FOR" THE APPROVAL AND ADOPTION OF THE 2000 IMP, INC. STOCK OPTION PLAN, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice, which is incorporated herein by this reference. Any stockholders of record at the close of business on April 26, 2000 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company. If you do not plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the envelope provided. If you plan to attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

                                           BY ORDER OF THE BOARD OF DIRECTORS




                                           /s/ Brad Whitney
                                           Brad Whitney
                                           Chief Executive Officer and President

        San Jose
        May 17, 2000

                                    IMP, INC.
                             2830 North First Street
                           San Jose, California 95134

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2000


GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of IMP, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on June 14, 2000 (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held at 2:00 p.m. at the executive offices of IMP, Inc., 2830 North First Street, San Jose, California 95134. Stockholders of record on April 26, 2000 will be entitled to notice of and to vote at the Annual Meeting.

        This Proxy Statement and accompanying proxy (the "Proxy") and Notice of Annual Meeting were first mailed to all stockholders entitled to vote on or about May 17, 2000.



VOTING

        On April 26, 2000, there were approximately 4,050,801 shares of Common Stock outstanding. No shares of the Company's preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and, with respect to Proposal No. 3 will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.


REVOCABILITY OF PROXIES

        Any person giving a Proxy has the power to revoke it at any time before its use. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, IMP, Inc., 2830 North First Street, San Jose, California, 95134, a notice of revocation or another signed Proxy with a later date or by attending the Annual Meeting and voting in person.


SOLICITATION

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. Teamasia has retained Mackenzie & Partners, Inc. to assist in the solicitation of proxies for a customary fee plus reasonable out of pocket expenses. Except for the compensation to a third party solicitation firm for certain services, no compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.


SHARE OWNERSHIP


        The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of April 26, 2000 for
(i) each director (ii) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Company's Chief Executive

Officer and the Company's four most highly paid executive officers who earned in excess of $100,000 during the fiscal year ended March 28, 1999, and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

         ----------------------------------------------------------------------------------
                                                Number of Shares        Percent of Total
                         Name                                                Shares
                                                                         Outstanding(1)
         ----------------------------------------------------------------------------------
             Teamasia Semiconductors PTE Ltd.       671,173(2)                  16.6%
             James Phillips Ferguson(3)               2,500                      *
             Barry Wiley                                  0                      *
             Zvi Grinfas(4)                          39,837                      *
             David A. Laws(5)                           809                      *
             Peter D. Olson                           2,084                      *
             Bernard V. Vonderschmitt                 4,117                      *
             Jerry DaBell(6)                         10,028                      *
             Moiz Khambaty                            7,167                      *
             Subbarao Pinamaneni(7)                       0                      *
             Tarsaim Batra                            9,499                      *
             Ron Laugesen                            11,512
             Brad Whitney(8)                          1,000                      *
             Joy Leo                                      0                      *
             All current directors and
                 executive officers as a             73,132                      1.8%
                 group (9 persons)
         ------------------------------------
         ----------------------------------------------------------------------------------

*   Less than one percent (1%).

(1) Percentage of beneficial ownership is calculated assuming 4,050,801 shares of Common Stock were outstanding on April 26, 2000. This percentage may include Common Stock of which such individual or entity has the right to beneficial ownership within 60 days of April 26, 2000, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(2) This does not include the 4,793,235 Shares of Common Stock to be issued upon the consummation of the transaction described in Proposal No. 2, below. The address of Teamasia is PSA Building, P.O. Box 512, Singapore 911148.

(3) As of September 1999, Mr. Ferguson is no longer a director or officer of the Company. Shares beneficially owned by Mr. Ferguson are in the name of the Ferguson Family Trust.

(4) 1,298 of the shares beneficially owned by Mr. Grinfas are in the name of Zvi and Eva Grinfas.

(5) Shares beneficially owned by Mr. Laws are in the name of the Laws Family Trust. As of April, 1999, Mr. Laws is no longer an officer of the Company.

(6) As of March 2000, Mr. DaBell is no longer an officer of the Company. Shares beneficially owned by Mr. DaBell are in the name of Jerry and Christy DaBell.


(7) Mr. Pinamaneni is a Managing Director and stockholder of Teamasia Semiconductors PTE Ltd. Mr. Pinamaneni disclaims beneficial ownership of the Company's Common Stock owned by Teamasia Semiconductors PTE Ltd. (except to the extent of his beneficial ownership therein).


(8) Shares beneficially owned by Mr. Whitney are in the name of Brad and Gail Whitney.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

--------------------------------------------------------------------------------

        The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The Company's Bylaws provide that the authorized number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders. The authorized number of directors is currently four (4). The Board of Directors has selected four (4) nominees, of which four are currently directors of the Company. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The four (4) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

NOMINEES

        Set forth below is information regarding the nominees, including information furnished by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of December 31, 1999:

        NAME                         AGE            FIRST YEAR ELECTED DIRECTOR
        Brad Whitney                 45                        2000

        Zvi Grinfas                  59                        1981

        Subbarao Pinamaneni          46                        1999

        Bernard Vonderschmitt        76                        1991


BUSINESS EXPERIENCE OF DIRECTORS

        Mr. Whitney, 45, Chief Executive Officer and President, was appointed to the Board of Directors in January 2000 to fill an existing vacancy. From 1998 to 1999 he served as Senior Vice President of New Business for Bourns, Inc. From 1992 until 1997 he served as President and Chief Operating Officer of Linfinity Microelectronics, Inc.

        Mr. Grinfas, 59, Chairman of the Board, is a co-founder of the Company and has been a director of the Company since its organization in January 1981. He served as Senior Vice President for the Company, managing the Business Development Group, until December 1984. At that time he became Senior Vice President, Engineering, a position he held until May 1986, when he became Vice President, Business Development and Sales Director of Southern Europe of IMP Europe Limited. Mr. Grinfas ceased working for IMP Europe Limited in December 1988, and was then employed as a consultant, which included serving in the function of General Manager, Microelectronic Operations for Elron Electronics Industries, Ltd. from February 1989 through February 1990. Mr. Grinfas served as Chief Executive Officer and President of the Company from August, 1999 until January, 2000; after his service in these capacities, Mr. Grinfas has assumed a reduced role in the management of the Company.

        Mr. Vonderschmitt, 76, was co-founder of Xilinx, Inc. ("Xilinx"), a supplier of field programmable gate arrays. He served as the President of Xilinx from its inception in February 1984 to August 1994 and as it Chief Executive Officer from August 1994 to January 1996 and is currently Chairman of the board of directors of Xilinx. Mr. Vonderschmitt also serves as a director on the boards of directors of Credence Systems Corporation and Sanmina Corporation, as well as private companies. He has been a director of the Company since February 1991.

        Mr. Subbarao Pinamaneni, 46, has over 20 years of experience in the semiconductor industry. He has worked for major semiconductor companies, including National Semiconductor and Altera Semiconductors, in the United States and Asia. His responsibilities have included managing packaging and testing operations. Mr. Pinamaneni is the nominee to the Company's Board of Directors of Teamasia Semiconductors (India) Ltd. pursuant to the provisions of the Stock Purchase Agreement, dated October 8, 1999, by and between the Company and Teamasia, a copy of which is included as Exhibit B to this Proxy Statement. In April 1995, Mr. Pinamaneni filed a voluntary petition for Chapter 11 Bankruptcy which case was concluded in November 1997. Mr. Pinamaneni serves as Managing Director of Teamasia.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

        During the fiscal year ended March 28, 1999, the Board of Directors held seven (7) meetings. As of March 28, 1999, the Company had four standing
Committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

        The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing reports of the Company's external accountants regarding the Company's accounting practices and systems of internal accounting controls. This Committee, during the fiscal year ended March 28, 1999, consisted of Messrs. Grinfas, Olson and Vonderschmitt. This Committee held zero (0) meetings during the last fiscal year.

        The Compensation Committee reviews and approves the Company's general compensation policies and sets compensation levels for the Company's executive officers. This Committee, during the fiscal year ended March 28, 1999, consisted of Messrs. Grinfas, Olson and Vonderschmitt. This Committee held one (1) meeting during the last fiscal year and also acted by unanimous written consent zero (0) times.

        The Nominating Committee is responsible for recommending nominees for members of the Company's Board of Directors. This Committee, during the fiscal year ended March 28, 1999, consisted of Messrs. Olson and Vonderschmitt. This Committee held zero (0) meetings during the last fiscal year.

        The Stock Option Committee has been granted separate but concurrent jurisdiction to make option grants under the Company's Discretionary Option Grant Program to individuals that are not subject to the short-swing trading restrictions under the federal securities laws. This Committee, during the fiscal year ended March 28, 1999, consisted of Mr. Ferguson. This Committee held zero (0) meetings during the last fiscal year and acted by unanimous written consent fifteen (15) times.

        No incumbent director serving for the full fiscal year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he serves.

COMPENSATION OF DIRECTORS

        Each non-employee member of the Board of Directors receives $1,500 for each full fiscal quarter that he serves as a member of the Board of Directors, and $1,000 for each meeting he attends. Mr. Grinfas does not receive fees, but instead receives reimbursement for his travel expenses incurred in attending meetings of the Board of Directors, which totaled approximately $27,869 in fiscal 1999. In addition, non-employee members of the Board are eligible to receive options to purchase shares of the Company's Common Stock.

        Each individual newly elected or appointed as a non-employee member of the Board will be granted on such date of election or appointment an automatic option grant for 2,000 shares of Common Stock under the Company's Stock Option Plan (the "Option Plan"). Each individual who continues to serve as a non-employee Board member will receive additional automatic option grants, each for 2,000 shares of Common Stock, at successive four (4)-year intervals over his or her period of continued Board service. The first such additional grant will be made on the later of (A) the date of the 1994 Annual Stockholders Meeting or
(B) the date of the Annual Stockholders Meeting held in the calendar year in which occurs the fourth anniversary of the grant date of the initial automatic option grant made to such individual, provided he or she is re-elected to the Board at that Annual Meeting. Additional automatic grants for 2,000 shares each will be made to such individual at every fourth Annual Stockholders Meeting thereafter over such individual's period of continued service as a non-employee Board member.

        Each such grant becomes exercisable for all of the shares upon the optionee's completion of six (6) months of service on the Board and becomes immediately exercisable for all of the option shares if the Company is acquired by merger, asset sale or hostile take-over. The option shares are subject to repurchase at the original exercise price if the optionee ceases Board service prior to vesting in the shares. The Board member will vest in twenty-five percent (25%) of the option shares upon completion of one (1) year of Board service, and the balance will vest in thirty-six (36) successive equal monthly installments over the optionee's continued period of Board service, subject to accelerated vesting upon the optionee's death or disability or if the Company is acquired by merger, asset sale or hostile take-over. Such options have a maximum term of ten (10) years, subject to earlier termination upon the optionee's cessation of Board service. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding Common Stock, each automatic option grant will be canceled, and the non-employee Board member will be entitled to a cash distribution from the Company based upon the tender-offer price.

APPROVAL REQUIRED

        Approval of Proposal No. 1 requires the approval of the holders of a majority of the total votes of the shares present and entitled to vote on the matter at the Annual Meeting, provided that the total votes cast on the matter represent over 50% in interest of all shares entitled to vote on the matter.

RECOMMENDATION OF THE BOARD

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 2

                      APPROVAL OF STOCK PURCHASE AGREEMENT

--------------------------------------------------------------------------------

        At the Annual Meeting, stockholders are being asked to approve the Phase 2 Stock Purchase Agreement between the Company and Teamasia Semiconductors PTE Ltd., a Singapore corporation (together with Teamasia Semiconductors (India) Ltd., a limited liability company formed under the laws of India, "Teamasia"), dated as of December 15, 1999 (the "Stock Purchase Agreement"). A copy of the Stock Purchase Agreement is included as Exhibit A to this proxy statement. Stockholders are urged to read the full text of the Stock Purchase Agreement carefully.

BACKGROUND

        The Company's revenue has continued to steadily decrease from its high in the fiscal year ending March 31, 1996 to the present. The Company has chronically been dependent on a small number of customers, most of whom decreased their purchases from the Company during this period. The Company also suffered from a general market slowdown in fiscal 1999. Consequently, its manufacturing facilities have been underutilized and its fixed operating costs relatively high.

        Although the Company has taken measures to reduce costs in other areas, it has continued to spend aggressively on research and development and sales to position itself for the future. However, revenue from new products has not materialized in time to offset negative cash flow. The unfavorable cash flow from operations and development activities resulted in cash-on-hand decreasing to less than $1.0 million by the quarter ending June 27, 1999.

        Beginning in July 1999, the Company began to experience severely limited liquidity which had the potential over the near term to cause it to cease operations. In response to this situation, the Board of Directors commenced a review of the Company's strategic alternatives. Included among the possibilities were the sale of the Company or the merger of the Company with another party. The Company received a number of inquiries, expressions of interest and proposals for a variety of different types of transactions. There were a number of inquiries without specific terms - simply an expression of interest to acquire the Company or parts of it. These inquiries included discussions with sixteen different companies in the semiconductor industry. The Company also had discussions with other semiconductor companies about substantial product-line licenses or acquisitions. The Board of Directors pursued each such expression of interest or proposal received in order to fully understand its terms and to determine whether the terms proposed could be materially improved. During this process, the Board of Directors recognized that the Company would be unable to continue operations without additional capital.

        In September of 1999, there was considerable doubt whether the Company could meet each upcoming payroll obligation, and as a result the Company was in immediate need of a significant cash infusion. The Company narrowed the proposals under serious consideration down to a few and pursued intense negotiations with each party submitting a proposal in order to be able to closely assess the relative benefits of each proposal to the Company and its stockholders. The Company provided complete financial information to all the companies making an offer. They all were offered the opportunity to conduct confidential full due diligence (several of them did) and were made fully aware of the Company's financial situation. The Company made it very clear to all parties that an immediate cash infusion was required. In addition to the offer from Teamasia discussed in length below, there were two other specific offers. One party suggested a merger with the Company. This offer was rejected because the valuation of the Company was lower than the valuation negotiated with Teamasia and the party was not willing to commit funds to satisfy the Company's need for an immediate cash infusion. Another party proposed a transaction for acquisition of 51% of the Company. The proposed valuation for the Company in this proposed transaction was lower than that offered by Teamasia and the source of funding was unclear. This party requested a premium of warrants which made this offer even more dilutive to the Company's existing shareholders. After studying the three proposals, on September 24, 1999, the Company entered into a letter of intent with Teamasia (the "Letter of Intent") pursuant to which the Company and Teamasia agreed to pursue the negotiation of a substantial equity investment in the Company by Teamasia and the other related agreements described herein. The Prior Agreement (defined below) and the Stock Purchase Agreement substantially reflect the transactions contemplated by the Letter of Intent.


        Teamasia is a manufacturer of small-signal discrete and power semiconductors headquartered in India. Through personal industry relationships, Mr. Tarsaim Batra, the Company's Chief Operating Officer, contacted Teamasia because he heard they were searching for a wafer foundry to acquire. Teamasia was brought to Mr. Zvi Grinfas' attention by Mr. Batra. Mr. Grinfas was the Company's then-acting Chief Executive Officer. At the time the Company was in detailed discussions with one of the parties discussed in the prior paragraph, but since this party was not able to provide the Company with immediate cash, Mr. Grinfas tried to determine if the Company could do a three-way transaction where Teamasia would provide some immediate cash and in return, would receive some part of the merged entity that would result from the merger of the Company and the third party. A three-way meeting was held between the Company, Teamasia and the third party in which the Chief Executive Officer of the third party detailed his offer to acquire the Company. When matters did not work out to Teamasia's satisfaction, Teamasia improved their offer to the Company to include short-term cash and responsibility for restructuring the Company's debts.

PRIOR AGREEMENT TERMS; PRICE NEGOTIATIONS

        On October 8, 1999, the Company entered into a stock purchase agreement (the "Prior Agreement") with Teamasia Semiconductors (India) Ltd., pursuant to which the Company issued and sold to Teamasia, and Teamasia purchased from the Company, an aggregate of 671,173 shares of Common Stock of the Company ("Common Shares") for an aggregate purchase price equal to $2,050,000, or $3.05 per share, representing 16.6% of the outstanding Common Stock of the Company. The purchase of Common Shares by Teamasia under the Prior Agreement closed in stages during the months of October, November and December 1999, with the final closing having occurred on December 8, 1999. The Company agreed to use the proceeds from the sale of Common Shares to Teamasia as follows: (a) to pay normal payroll expenses to its employees, (b) to pay specified lease obligations and (c) to pay other operating expenses approved by Teamasia. A copy of the Prior Agreement is included as Exhibit B to this proxy statement.

        Mr. Grinfas and Teamasia negotiated an overall post-transaction (i.e., after both the stock purchase covered by the prior agreement and the stock purchase covered by the stock purchase agreement, considered together) value of the Company of $10 million. The Company's average market capitalization for 30 days prior to the signing of the letter of intent was $8.88 million. For the 30 days prior to signing the prior agreement, the average market capitalization was $8.31 million. The purchase price of $5.98 million was based upon 51% Teamasia ownership After both transactions, including the effect of options, warrants, and treasury stock.

        The average price of Teamasia's shares between the prior agreement and the stock purchase agreement was $1.09 per share, which was the best offer available to the Company during the time period that negotiations occurred. During that period, the closing price varied from $1.25 to $4.125 per share and generally fell in the $2.00 - $3.00 range. The average closing share price for the 30 days leading up to the prior agreement was $2.60. It should be noted, however, that due to the relatively small volume of trading in the Company's shares, its per share price is often subject to extreme volatility.

        After the Company and Teamasia reached informal agreement on the terms, the overall transaction was separated into two agreements. The first agreement was structured so that shareholder approval was not required under applicable law or NASDAQ rules. This structure permitted Teamasia to provide an immediate cash infusion to the Company, without the delay associated with seeking shareholder approval.

        As provided by the Prior Agreement, the Company added one member designated by Teamasia to the Board of Directors of the Company. Teamasia designated Subbarao Pinamaneni to serve on the Board of Directors, and on November 4, 1999 he was elected by the Board of Directors to fill an existing vacancy. In addition, under the Letter of Intent and the Prior Agreement, Teamasia committed to purchase wafers from the Company commencing in the third quarter of fiscal 2000 and continuing through the second quarter of fiscal 2001. Teamasia agreed to purchase a minimum of 750 wafers per week during the third fiscal quarter of 2000 and a minimum of 1,500 wafers per week during the fourth fiscal quarter of 2000 and the first and second fiscal quarters of 2001.

        Under the terms of the Prior Agreement, Teamasia has rights to require that the Company register the Common Shares in the event that the Company effects a registration of shares under the federal securities laws. Teamasia also has rights of first offer to buy its pro rata share of any shares of Common Stock or other equity securities or any securities which are convertible into or exercisable for Common Stock or other equity securities sold by the Company, so long as it has ownership of 15% or more of the Company's fully diluted common equity. The right of first offer does not apply to an issuance of Common Stock, options or Preferred Stock issued (i) as a stock dividend to holders of Common or Preferred Stock, (ii) upon exercise of any warrants, options and rights existing as of the date of the prior agreement, (iii) to directors, officers, employees or consultants of the Company under the Company's option or equity purchase plans, (iv) to banks or other lenders of equipment lessors in connection with the Company's financings or (v) issued in a merger or consolidation or as consideration for an asset acquisition by the Company. Teamasia is permitted to assign its rights under the Prior Agreement provided that Teamasia's right of first offer may be assigned only to (a) any or all of its beneficial owners, (b) an affiliate or (c) a purchaser that is not a competitor of the Company that purchases all of Teamasia's shares of Common Stock in the Company.


        As provided in the Letter of Intent and the Prior Agreement, the Company and Teamasia agreed to negotiate the terms of an additional investment in the Company by Teamasia that would result in Teamasia owning a majority of the fully diluted Common Stock of the Company. On December 15, 1999, upon completing such negotiation, the Company and Teamasia entered into the Stock Purchase Agreement which is now being presented to the stockholders of the Company for their approval pursuant to NASDAQ rules and applicable law.

STOCK PURCHASE AGREEMENT TERMS

        Under the terms of the Stock Purchase Agreement, the Company has agreed to issue and sell to Teamasia, and Teamasia has agreed to purchase from the Company, an aggregate of 4,793,235 shares of Common Stock of the Company for the aggregate purchase price of $3,930,000, or $0.82 per share ("Purchase Price") (Teamasia will then hold a total of 5,464,408 shares). This Purchase Price represents the $5.98 million total investment by Teamasia in exchange for 51% of the fully diluted Common Stock of the Company, less the $2.05 million investment by Teamasia under the Prior Agreement. The purchase will occur at a closing not later than 14 business days after approval by the stockholders of the Company (the "Closing"). With the purchase of these shares and the shares previously acquired under the terms of the Prior Agreement, Teamasia will own approximately 61.9% of the outstanding Common Stock of the Company, or approximately 51% of the fully diluted Common Stock of the Company after taking into account the IMP, Inc. Option Plan, the 1999 IMP, Inc. Option Plan (each described below), the Company's employee stock purchase plan and outstanding warrants. Teamasia's purchase of shares under the Stock Purchase Agreement will result in a change of control of the Company, as Teamasia will have the power to elect a majority of the Company's Board of Directors.

        The Stock Purchase Agreement also provides that in the event that Bernard Vonderschmitt ceases to serve as a member of the Board of Directors, Mr. Grinfas may, in his sole discretion and provided he is then still serving as a member of the Board of Directors, designate a person to replace Mr. Vonderschmitt. The Stock Purchase Agreement also provides that a new chief executive officer hired by the Company will also be designated to serve as a member of the Board of Directors. Mr. Whitney became the Chief Executive Officer on January 17, 2000 and has served on the Board of Directors since that date. In addition, the Stock Purchase Agreement provides that, promptly after the Closing, the Company's Board of Directors take the necessary steps to add one additional person designated by Teamasia as a fifth member of the Company's Board of Directors.

        The Stock Purchase Agreement further provides that if Teamasia (considered together with its affiliates) seeks to purchase or otherwise acquire (directly or indirectly) additional Common Stock of the Company, and after such purchase or other acquisition Teamasia (considered together with its affiliates) would own more than 51% of the fully diluted Common Stock of the Company, such purchase or other acquisition is required to be (i) unanimously approved by the Board of Directors or (ii) approved by holders of at least 51% of the Common Stock of the Company but will be so approved only if holders of no more than twenty percent (20%) of the Common Stock of the Company vote against such purchase or other acquisition. The foregoing special provision will terminate at such time as Teamasia (considered together with its affiliates) owns Common Stock representing 75% or more of the outstanding Common Stock. The Company has agreed to use its reasonable best efforts to incorporate the foregoing provision into the Company's Certificate of Incorporation. The incorporation of the foregoing provision into the Company's Certificate of Incorporation is a condition to Teamasia's obligations under the Stock Purchase Agreement and may be waived by Teamasia.

        The Stock Purchase Agreement further provides that the Company's Board of Directors will adopt a new option plan covering 1,000,000 shares of the Company's Common Stock (or allocation of an additional 1,000,000 shares of Common Stock to an existing option plan). On January 7, 2000, the Board of Directors approved the creation of an option plan for 1,000,000 Common
Shares called the 2000 IMP, Inc., Stock Option Plan. Such approval is subject to approval by the Company's stockholders, and such additional allocation is being submitted to the Company's stockholders for their approval in Proposal No. 5 below.

        As a condition to the Closing of the Stock Purchase Agreement, the Company is required to obtain the consents of certain creditors, including creditors under capital leases and revolving credit agreements. Consents have been obtained from all creditors.

        During the period between December 15, 1999 and the date upon which the Company has received the approval from its stockholders of the transaction with Teamasia and all other required governmental approvals and has made the amendments to its Certificate of Incorporation set forth in Proposal No. 3
(the "Approval Date"), if the Company so requests, Teamasia is required to use reasonable efforts to provide the Company with additional financing up to the amount of the Purchase Price upon commercially reasonable terms, which amount shall be re-paid at the Closing. During the period between the Approval Date and the date of the Closing, if the Company so requests, Teamasia is required to provide the Company with such additional financing, upon the same terms.


        Under the terms of the Stock Purchase Agreement, Teamasia will have rights to require that the Company register all shares of Common Stock acquired by Teamasia under the Stock Purchase Agreement and the Prior Stock Purchase Agreement in the event that the Company effects a registration of shares under the federal securities laws. Upon the closing, Teamasia will also have rights of first offer to buy its pro rata share of any shares of Common Stock or other equity securities or any securities which are convertible into or exercisable for Common Stock or other equity securities sold by the Company, so long as it has ownership of 40% or more of the Company's fully diluted Common Equity. The right of first offer does not apply to an issuance of Common Stock, options or Preferred Stock issued (i) as a stock dividend to holders of Common or Preferred Stock, (ii) upon exercise of any warrants, options and rights existing as of the date of the prior agreement, (iii) to directors, officers, employees or consultants of the Company under the Company's option or Equity Purchase Plans,
(iv) to banks or other lenders of equipment lessors in connection with the Company's financings or (v) issued in a merger or consolidation or as consideration for an asset acquisition by the Company. Teamasia is permitted to assign its rights under the Stock Purchase Agreement provided that Teamasia's right of first offer may be assigned only to (a) any or all of its beneficial owners, (b) an affiliate or (c) a purchaser that is not a competitor of the Company that purchases all of Teamasia's shares of Common Stock in the Company.


MANAGEMENT DISCUSSION

        Management believes that the Stock Purchase Agreement with Teamasia offers the Company significant benefits of both a financial and strategic nature.

        The proceeds of $3,930,000 from the sale of Common Stock to Teamasia pursuant to the Stock Purchase Agreement will result in an improvement in the Company's equity base and its liquidity. The stock purchase agreement will improve the Company's equity base by $3,875,000 and Common Stock of $55,000 and similarly improve cash and cash equivalent by $3,930,000. Upon closing and receipt of such proceeds together with the proceeds of operations, the Company expects to have cash resources sufficient to meet its needs at least through December 2000. The Company does not expect to obtain additional funding from Teamasia beyond the purchase price paid under the Stock Purchase Agreement.

        The Company also expects to realize a number of significant strategic benefits from its relationship with Teamasia. First, the Company will gain access to certain Asian markets in which the Company is not presently active. The Company, through its relationship with Teamasia, is expected to also have opportunities to utilize Teamasia's assembly facility in Hyderabad, India. Management believes that because of India's low infrastructure cost and low labor cost, coupled with high English literacy and education levels among workers, the assembly operation will be an efficient, low-cost facility. Management also believes that Teamasia's pricing offers will be attractive to the Company. There are no agreements presently in place under which the Company would use Teamasia's facility.

        In addition, the Company expects to receive significant wafer production orders from Teamasia. Teamasia's wafer purchase price is at an arm's length price. The Teamasia wafer purchase price is determined using the same process used to set wafer prices for other customers. Wafer processing consists of applying multiple layers of material on a silicon substrate. Prices are set based upon the number of layers and a price per layer. Teamasia does not receive special pricing. Teamasia's orders should alleviate to some degree the current underutilization of the Company's fabrication facilities. This will allow the Company to operate its facilities more efficiently.


        The Company, through its relationship with Teamasia, also expects to benefit from additional product development and design capabilities. Teamasia is in the process of establishing a product development and design center in India, and the Company expects that its product development and design personnel work closely with their counterparts at Teamasia, resulting in an increase in the Company's product range and reduction of the product development cycle for power management semiconductor devices.

        Teamasia has advised the Company that completing the second phase of Teamasia's equity investment in the Company, as contemplated by the Stock Purchase Agreement, is a material element of its decision to place additional production orders with the Company. There can be no assurance that replacement customers can be located in the event that the second phase of Teamasia's equity investment in the Company is not completed and Teamasia elects not to place additional orders with the Company.

        The entire Teamasia transaction (as set forth in the Prior Agreement and the Stock Purchase Agreement) offered substantial advantages over the other proposals described in the "Background" section above. Management believes that the capital infusion required in order to improve the Company's cash position which the Teamasia transaction provides significantly outweighs any disadvantages. These disadvantages include the relatively low price for the equity sold to Teamasia and the limitations placed on third-party equity investments in the Company in the future due to the rights of first offer contained in the Prior Agreement and the Stock Purchase Agreement.


        The price offered by Teamasia exceeded all other offers that the Company received. This fact, coupled with the requirement that the Company satisfy its cash flow needs led management to recommend that the Board approve the execution of the Prior Agreement despite any disadvantages it presented and leads management and the Board to seek approval from the stockholders of the Company of this Proposal No. 2.


APPROVAL REQUIRED

        Approval of Proposal No. 2 requires the approval of the holders of a majority of the Common Stock present in person or represented by proxy. Teamasia will be allowed to vote its shares (representing 16.6% of the outstanding Common Stock of the Company) on this Proposal.

RECOMMENDATION OF THE BOARD

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT BY AND BETWEEN THE COMPANY AND TEAMASIA SEMICONDUCTORS PTE LTD.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 3

                    AMENDMENT TO CERTIFICATE OF INCORPORATION

--------------------------------------------------------------------------------

INTRODUCTION


        Section 6.6 of the Stock Purchase Agreement with Teamasia (discussed in Proposal No. 2, above) provides certain limitations on Teamasia and its affiliates with respect to future additional share purchases of Common Stock of the Company (such limitations take effect after the share purchase contemplated in the Stock Purchase Agreement and exclude the exercise of stock options by members of the Board of Directors who may be considered affiliates of Teamasia). As set forth below, Teamasia's additional purchases will be subject to either stockholder approval or approval by a unanimous Board of Directors. Such additional purchases may take the form of a purchase of stock, purchase of assets, merger or combination, or other form of acquisition. If, in connection with any such additional purchase, Teamasia and/or its affiliates would:


        (1) increase their percentage ownership of the fully diluted Common Stock of the Company, AND

        (2) hold more than 51% of the fully diluted Common Stock of the Company after such additional purchase,

        THEN the transaction by which such additional purchase occurs must
EITHER:

        (A) be unanimously approved by the Board of Directors of the Company; OR

        (B) be approved by a vote of the stockholders of the Company in which at least fifty-one percent (51%) of the stockholders vote in favor of the transaction, and no more than twenty percent (20%) of the stockholders vote against it (abstentions and broker non-votes will not be counted as votes against such transaction).

        Notwithstanding the foregoing, in the event that Teamasia or its affiliates acquire equal to or greater than seventy five percent (75%) of the outstanding Common Stock of the Company, this provision shall terminate. Section 4.1(g) of the Stock Purchase Agreement provides that, as a condition to the obligations of Teamasia under the Stock Purchase Agreement, the Company will use its reasonable efforts to amend and restate the Company's Certificate of Incorporation to incorporate the provisions of Section 6.6 of the Stock Purchase Agreement. The Company's stockholders are asked to approve this proposed amendment.

MANAGEMENT DISCUSSION

        The actions set forth in this Proposal will offer additional protections to the Company's minority stockholders (those not affiliated in any way with Teamasia). By amending the Certificate of Incorporation to impose certain special limitations regarding stockholder or unanimous Board of Directors approval for certain additional purchases of Common Stock of Teamasia, the Company's minority stockholders will receive additional assurance that such a transaction will not occur except with the unanimous approval of the Board of Directors of the Company or on terms which are not objectionable to a significant percentage of the Company's minority stockholders. Whether or not this amendment is approved, however, Teamasia will be subject to the contractual limitations contained in the Stock Purchase Agreement.

APPROVAL REQUIRED

        Approval of Proposal No. 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. Teamasia will be allowed to vote its shares (representing 16.6% of the outstanding Common Stock of the Company) on this Proposal.

RECOMMENDATION OF THE BOARD

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 4

            APPROVAL AND ADOPTION OF 1999 IMP, INC. STOCK OPTION PLAN

--------------------------------------------------------------------------------

INTRODUCTION

        The Company's stockholders are being asked to approve the 1999 IMP, Inc. Stock Option Plan (the "1999 Option Plan"), under which 250,000 shares of Common Stock will be authorized for issuance over the term of the 1999 Option Plan. The purpose of the 1999 Option Plan is to is retain the services of key employees who are essential to the Company's long-term growth and success. The 1999 Option Plan was approved by the Board of Directors of the Company on October 14, 1999. The Board of Directors approved the 1999 Option Plan specifically to deal with the uncertainty about the Company's future caused by the Company's financial problems during the months of July through September 1999 and to attempt to preclude existing employees from seeking or accepting other opportunities during the ongoing period of uncertainty.

        The following is a summary of the principal features of the 1999 Option Plan. Although the summary does not include a discussion of all the provisions of the 1999 Option Plan, it is a complete discussion of all material provisions thereof. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Executive Officer of the Company at the Company's principal executive offices in San Jose, California.

STRUCTURE

        The 1999 Option Plan will provide for employees below the level of officer and consultants to the Company (and the Company's subsidiaries or affiliates as applicable) to have the opportunity to acquire shares of Common Stock by granting non-statutory stock options which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

ADMINISTRATION

        At the Board of Directors' discretion, administration of the 1999 Option Plan shall be vested in a Committee of one (1) or more Board members appointed by the Board (the "Committee"), or the Board may retain the power to administer the 1999 Option Plan. If the Board retains this authority, the Board shall be the Committee for purposes of the 1999 Option Plan. Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Committee shall, within the scope of its administrative functions under the 1999 Option Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the 1999 Option Plan and to make such determinations under, and issue such interpretations of, the 1999 Option Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Committee within the scope of its administrative functions under the 1999 Option Plan shall be final and binding on all parties who have an interest under its jurisdiction or any stock option issued under the 1999 Option Plan.

SHARE RESERVE

        As of December 31, 1999 approximately 233,200 shares of Common Stock were subject to outstanding options granted under the 1999 Option Plan and 16,800 shares were available for issuance under future option grants.

ELIGIBILITY

        The persons eligible to receive options under the 1999 Option Plan shall be limited to key employees and key consultants of the Company or its parent or subsidiary corporations who are below the level of the Company's officers as the Committee shall select from time to time. Under no circumstances shall any individual who is a "Section 16 Insider" be eligible for the grant of an option under the 1999 Option Plan. For this person, a "Section 16 Insider" shall mean an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended.

        The Committee shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine the number of shares to be covered by each grant made under the Plan, the time or times at which each such option is to be granted and is to be become exercisable, and the maximum term for which the option is to be outstanding.

PRICE AND EXERCISABILITY

        The option price per share shall be fixed by the Committee and, to the extent required under applicable law, shall in no event be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the date of grant. To the extent required by applicable law, if any individual to whom an option is to be granted is on the date of grant the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Company or any one of its parent or subsidiary corporations, then the option price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. The option price is payable in cash or in shares of Common Stock. Outstanding options may also be exercised through a cashless exercise procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Committee may also assist any optionee in the exercise of outstanding options by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years. The terms of any loan or installment method of payment will be established by the Committee in its sole discretion, and may include provision for forgiveness of such indebtedness in whole or in part, but in no event may the maximum credit extended to the optionee exceed the aggregate option price payable for purchased shares (less the par value), plus any Federal and State income and employment tax liability incurred by the optionee in connection with such exercise.

        No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and been issued a stock certificate for those shares.

        All options granted under the 1999 Option Plan shall vest on the earlier to occur of a) September 30, 2000 or b) the termination of optionee's services for any reason other than misconduct following a Corporate Transaction (as defined below). The vesting period for such options is shorter than is typical of most option plans (and shorter than for options granted under the IMP, Inc., Stock Option Plan, which is the Company's principal option plan) due to the judgment of the Board of Directors that it was in the Company's best interest to grant options having a relatively short vesting period in order to provide important incentive over the near term for essential employees to remain employed with the Company.

TERMINATION OF SERVICE

        All options granted under the 1999 Option Plan must be exercised within twelve months (or such shorter period determined by the Committee and specified in the instrument evidencing the option) after the optionee ceases for any reason to be in the employ or service of the Company or its parent or subsidiary corporations. Under no circumstances shall any such option be exercisable after the specified expiration date of the option term. Each option will be exercisable only to the extent of the number of shares for which that option is exercisable at the time of the optionee's cessation of employment or service.

CORPORATE TRANSACTION

        Each outstanding option will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of a Corporate Transaction, unless (i) the outstanding options are, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) the acceleration of the options is subject to other applicable limitations imposed by the Committee at the time of grant. Immediately following the consummation of the Corporate Transaction, all outstanding options under the Option Plan shall, except to the extent assumed by the successor corporation or its parent company, terminate and cease to be outstanding. A Corporate Transaction includes one or more of the following transactions:

                1. a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

                2. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

                3. any reverse merger in which the Company is the surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger,

APPROVAL REQUIRED

        Approval of Proposal No. 4 requires the approval of the holders of a majority of the Common Stock present in person or represented by proxy.

RECOMMENDATION OF THE BOARD

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE 1999 IMP, INC. STOCK OPTION PLAN.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 5

            APPROVAL AND ADOPTION OF 2000 IMP, INC. STOCK OPTION PLAN

--------------------------------------------------------------------------------

INTRODUCTION

        The Company's stockholders are being asked to approve the 2000 IMP, Inc. Stock Option Plan (the "2000 Option Plan"), the purpose of which is to attract and retain the services of key individuals essential to the Company's long-term growth and success. The 2000 Option Plan was adopted by the Board of Directors on January 7, 2000, subject to stockholder approval at the Company's next Annual Meeting.

        The following is a summary of the principal features of the 2000 Option Plan, together with the applicable tax and accounting implications for the Company and the participants. Although the summary does not include a discussion of all the provisions of the 2000 Option Plan, it is a complete discussion of all material provisions thereof. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the Company at the Company's principal executive offices in San Jose, California.

STRUCTURE

        The 2000 Option Plan is divided into two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers and directors) and key consultants in the service of the Company (or its parent or subsidiary companies) who contribute to the management, growth and financial success of the Company. Under the Automatic Option Grant Program, non-employee Board members will receive a series of option grants over their period of continued service on the Board.

ADMINISTRATION

        The Compensation Committee of the Board administers the provisions of Discretionary Option Grant Program with respect to all officers and directors of the Company subject to the short-swing trading restrictions of the federal securities laws. With respect to all other participants, the Discretionary Option Grant Program may be administered by either the Compensation Committee or a committee of one or more Board members appointed by the Board or by the entire Board itself. Currently, the Compensation Committee administers the Discretionary Option Grant Program with respect to all participants. The Board has also created a Stock Option Committee that has separate but concurrent jurisdiction with the Compensation Committee to make option grants under the Discretionary Option Grant Program to individuals who are not subject to the short-swing trading restrictions of the federal securities laws. Each entity, whether the Compensation Committee or the secondary committee or the Board, will be referred to in this summary as Plan Administrator with respect to its particular administrative functions under the Discretionary Option Grant Program. Each Plan Administrator has complete discretion (subject to the provisions of the 2000 Option Plan) to authorize grants under the Discretionary Option Grant Program within the scope of its administrative jurisdiction.

        Accordingly, the Plan Administrator will have full authority to determine the eligible individuals who are to receive option grants, the time or times when the option grants are to be made, the number of shares of Common Stock subject to each such grant, the date or dates on which the option is to become exercisable, and the maximum term for which the option is to be outstanding. The Plan Administrator will also have the discretion to determine whether the granted option is to be an incentive stock option under the Federal tax laws or a nonstatutory option. In addition, the Plan Administrator will have full authority to accelerate the exercisability of one or more outstanding options at any time upon such terms and conditions as it deems appropriate.

        Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and no Plan Administrator will have any discretionary authority with respect to those option grants.

SHARE RESERVE

        A total of 1,000,000 shares of Common Stock have been reserved for issuance over the term of the 2000 Option Plan. In no event may any one participant in the 2000 Option Plan be granted stock options or separately exercisable stock appreciation rights for more than 1,000,000 shares in the aggregate under the 2000 Option Plan.

        Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 2000 Option Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the 2000 Option Plan will not be available for subsequent issuance.

ELIGIBILITY

        Officers and other key employees of the Company and its parent or subsidiary corporations (whether now existing or subsequently established), key consultants in the service of the Company or such parent or subsidiary corporations and non-employee Board members (other than those serving on the Compensation Committee) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee Board members (including those serving on the Compensation Committee) will also participate in the Automatic Option Grant Program.

PRICE AND EXERCISABILITY

        The exercise price of shares issued under the Discretionary Option Grant Program may not be less than 85% of the fair market value per share of Common Stock on the grant date, and no option may be outstanding for more than a 10-year term. If the granted option is intended to be an incentive stock option under the Federal tax laws, the option price must not be less than 100% of the fair market value per share of Common Stock on the grant date. Options issued under the Discretionary Option Grant Program generally become exercisable in a series of installments over the optionee's period of service with the Company.

        The option price is payable in cash or in shares of Common Stock. Outstanding options may also be exercised through a cashless exercise procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Plan Administrator in its sole discretion, and may include provision for forgiveness of such indebtedness in whole or in part, but in no event may the maximum credit extended to the optionee exceed the aggregate option price payable for the purchased shares (less the par value), plus any Federal and state income or employment taxes incurred in connection with the purchase.

        No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and been issued a stock certificate for those shares. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee's death and, during the optionee's lifetime, the option may be exercised only by the optionee.

VALUATION

        For purposes of establishing the option price and for all other valuation purposes under the 2000 Option Plan, the fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date on the Nasdaq SmallCap Market. On April 24, 2000 the fair market value per share of Common Stock was $2.63 on the basis of the closing selling price on that date.

TERMINATION OF SERVICE

        All options granted under the Discretionary Option Grant Program must be exercised within twelve months (or such shorter period as the Plan Administrator may establish at the time of grant) after the optionee ceases for any reason to be in the employ or service of the Company or its parent or subsidiary corporations. The Plan Administrator will, however, have complete discretion to extend the period of time for which any option is to remain exercisable following the optionee's cessation of employment or service, but under no circumstances may an option be exercised after the specified expiration date of the option term. If the optionee's employment is terminated for misconduct or the optionee makes or attempts to make any unauthorized use of confidential information of the Company or its parent or subsidiary corporations, then any outstanding option held by the optionee will immediately terminate.

        Each option under the Discretionary Option Grant Program will be exercisable only to the extent of the number of shares for which that option is exercisable at the time of the optionee's cessation of employment or service, unless the Plan Administrator accelerates the exercisability of the option in whole or in part. Such acceleration may be authorized at any time while the option remains outstanding, whether before or after the optionee's actual cessation of service.

CORPORATE TRANSACTION

        Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of a Corporate Transaction (as defined below), unless (i) that option is assumed by the successor corporation (or its parent corporation) or replaced with a comparable option to purchase shares of stock of the successor corporation (or its parent corporation) or (ii) the acceleration of such option is precluded by other limitations imposed by the Plan Administrator at the time of grant. A Corporate Transaction includes one or more of the following transactions:

        a. a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

        b. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

        c. any reverse merger in which the Company is the surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

        Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate, except to the extent assumed by the successor corporation (or its parent company).

STOCK APPRECIATION RIGHTS

        At the discretion of the Plan Administrator, options may be granted with stock appreciation rights. A stock appreciation right grants the holder the right to surrender all or part of an unexercised option under the Discretionary Option Grant Program in exchange for a distribution from the Company equal in amount to the excess of (i) the fair market value (on the date of surrender) of the shares of Common Stock in which the optionee is at the time vested under the surrendered option over (ii) the aggregate option price payable for such shares. The appreciation distribution may be made, at the discretion of the Plan Administrator, either in shares of Common Stock valued at fair market value on the date of surrender, in cash or in a combination of cash and Common Stock. No surrender of an option will be effective unless it is approved by the Plan Administrator.

        One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's discretion, be granted limited stock appreciation rights in tandem with their outstanding options under the Discretionary Grant Program. Any option with such a limited stock appreciation right in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Take-Over, and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the number of shares of Common Stock in which the optionee is at the time vested under the canceled option over (ii) the aggregate exercise price payable for such vested shares. Neither the Plan Administrator's approval nor the Board's consent will be required in connection with such cancellation and cash distribution.

        For purposes of such option cancellation provisions, the following definitions are in effect under the 2000 Option Plan:

        1. HOSTILE TAKE-OVER means the acquisition by any person or related group of persons (other than the Company or its affiliates) of securities possessing more than 50% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept, provided at least 50% of the securities so acquired in such tender or exchange offer are obtained from holders other than the officers and directors of the Company.

        2. TAKE-OVER PRICE means the greater of (A) the fair market value of the shares subject to the canceled option, measured on the cancellation date in accordance with the valuation provisions of the 2000 Option Plan described above or (B) the highest reported price per share paid in effecting the Hostile Take-Over.

        The acceleration of options in the event of a Corporate Transaction and the cash-out of options upon a Hostile Take-Over may be seen as anti-takeover provisions and may have the effect of discouraging a merger proposal, takeover attempt or other effort to gain control of the Company.

CANCELLATION AND NEW GRANT OF OPTIONS

        The Plan Administrator has the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but having an exercise price per share not less than 85% of the fair market value per share of Common Stock on the new grant date (or 100% of fair market value if the new option is to be an incentive stock option).

AUTOMATIC OPTION GRANT PROGRAM

        Under the Automatic Option Grant Program, option grants will be made to current or future non-employee Board members.

        Each option grant under the Automatic Option Grant Program is subject to the following terms and conditions:

        - The option price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date, and each option is to have a maximum term of ten years measured from the grant date.

        - Each automatic option grant will become exercisable for the option shares six months after the grant date, provided the optionee continues as a member of the Board.

        - Shares purchased under the automatic option grant will be subject to repurchase by the Company, at the option price paid per share, in the event the optionee should cease to be a Board member prior to vesting in those shares. The option shares will vest in a series of installments over the optionee's period of Board service as follows:
           25% of the option shares will vest upon optionee's completion of one year of Board service measured from the automatic grant date, and the balance of the option shares will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each additional month of Board service thereafter. Full and immediate vesting of the option shares will occur upon the optionee's death or permanent disability while a Board member.

        - Each automatic option will remain exercisable for a six-month period following the optionee's termination of service as a Board member for any reason other than death. Should the optionee die while serving as a Board member or during the six-month period following his or her cessation of Board service, then such option will remain exercisable for a 12-month period following such optionee's death and may be exercised by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of his or her cessation of Board service.

        - The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction (see "Corporate Transaction" above). Immediately following the consummation of the Corporate Transaction, the option will terminate, except to the extent assumed by the successor corporation (or its parent company).

        - The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Change in Control. A Change in Control will be deemed to occur under the 2000 Option Plan in the event:

               (A) any person or related group of persons (other than the Company or any affiliate) acquires beneficial ownership of securities possessing more than 50% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept; or

               (B) there is a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members cease, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who are either (i) Board members who have served continuously during such period (continuing Board members) or (ii) Board members who were elected or nominated during such period by continuing Board members.

        - Each automatic option in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Take-Over (see "Stock Appreciation Rights" above), and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock at the time subject to the canceled option (whether or not the option is otherwise at the time exercisable for such shares) over (B) the aggregate exercise price payable for such shares.

        - No automatic option will be granted if the Board member receives an automatic grant under another of the Company's option plans.

        - The remaining terms and conditions of the option grants under the Automatic Option Grant Program will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

EXCESS GRANTS

        The 2000 Option Plan permits the grant of options to purchase shares of the Company's Common Stock in excess of the number of shares then available for issuance under the 2000 Option Plan. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the 2000 Option Plan.

CHANGES IN CAPITALIZATION

        In the event any change is made to the Common Stock issuable under the 2000 Option Plan by reason of (A) a Corporate Transaction or (B) any stock split, stock dividend, combination of shares, recapitalization or other similar change in the corporate structure of the Company effected without receipt of consideration, then unless such change results in the termination of all outstanding options pursuant to the Corporate Transaction provisions of the 2000 Option Plan, appropriate adjustments will be made to (i) the maximum number and/or class of securities available for issuance under the 2000 Option Plan,
(ii) the maximum number and class of securities for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the 2000 Option Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option under the Discretionary Option Grant Program, (iv) the number and/or class of securities per non-employee Board member for which automatic option grants are subsequently to be made under the Automatic Option Grant Program, and (v) the number and/or class of securities and price per share of the Common Stock in effect under each automatic grant outstanding under the

Automatic Option Grant Program. The purpose of such adjustments to the outstanding options is to preclude the enlargement or dilution of rights and benefits under such options.

STOCK OPTION GRANTS IN 1999

        No stock options were granted to the executive officers named in the Summary Compensation Table in fiscal 1999.

AMENDMENT AND TERMINATION OF THE PLAN

        The Board may amend or modify the 2000 Option Plan in any or all respects whatsoever. However, the Board will not, without stockholder approval, increase the maximum number of shares available for issuance under the 2000 Option Plan except in the event of certain changes to the Company's capitalization, and certain other amendments may require stockholder approval pursuant to applicable laws or regulations.

        The Board may terminate the 2000 Option Plan at any time, but in all events the 2000 Option Plan will terminate upon the earlier of August 16, 2005 or the date all shares available for issuance under the 2000 Option Plan are issued or canceled pursuant to the exercise or surrender of options granted under the 2000 Option Plan. Any options outstanding at the time of the termination of the 2000 Option Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

        Options granted under the 2000 Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

        Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

        Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

        An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

ACCOUNTING TREATMENT

        Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a deferred compensation expense equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be recognized by the Company over the vesting period of the options. Option grants or stock issuances at 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose, on a pro-forma basis in the Notes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options determined using a fair-value method. The number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

        Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights may be recognized as a compensation expense.

APPROVAL REQUIRED

        Approval of Proposal No. 5 requires the approval of the holders of a majority of the Common Stock present in person or represented by proxy.

MANAGEMENT DISCUSSION

        The approval of the 2000 Option Plan is necessary in order to continue to provide equity incentives to attract and retain the services of key employees, consultants and non-employee Board members.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 OPTION PLAN.

NEW PLAN BENEFITS

        No option grants made under the 2000 Option Plan shall be effective until stockholder approval of the Option Plan is obtained.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 6

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

--------------------------------------------------------------------------------

        INTRODUCTION

        The Company is asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 27, 2000. The affirmative vote of the holders of a majority of the Common Stock present or represented at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

        In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

        PricewaterhouseCoopers LLP has audited the Company's financial statements annually beginning with the fiscal year ended March 27, 1994. Its representatives are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

APPROVAL REQUIRED

        Approval of Proposal No. 6 requires the approval of the holders of a majority of the Common Stock present in person or represented by proxy.

RECOMMENDATION OF BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                             ADDITIONAL INFORMATION

================================================================================

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended March 28, 1999 were met in a timely manner by its executive officers, Board members and greater than ten percent (10%) stockholders.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

        It is the duty of the Compensation Committee of the Company's Board of Directors to set the base salary of executive officers and to administer the Option Plan and the Employee Stock Purchase Plan (the "Purchase Plan") under which grants may be made to such officers and other key employees. In addition, the Compensation Committee approves the individual bonus programs for executive officers each fiscal year and the base salaries of the Company's executive officers.

        GENERAL COMPENSATION POLICY. Each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and Company performance and is designed generally to be competitive with salary levels in the industry, (ii) annual bonus awards payable in cash and tied to the Company's achievement of performance goals, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

        FACTORS. The primary factors which were considered in establishing the components of each executive officer's compensation package for the 1999 fiscal year are summarized below. The Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

        BASE SALARY. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with the Company's principal competitors, and internal comparability standards, however, the Committee does not take into account any specific salary surveys in setting the base salary levels for the Company's executive officers. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not necessarily the same as the industry group index in the Performance Graph below.

        ANNUAL INCENTIVE COMPENSATION. Targeted annual bonuses, set as a targeted percentage of salary based on position, are earned by each executive officer on the basis of the Company's achievement of certain sales and profitability goals established by the Committee at the start of the fiscal year. Actual awards are subject to decrease or increase on the basis of the Company's performance and at the discretion of the Chief Executive Officer. FOR FISCAL YEAR 1999, THE COMPENSATION COMMITTEE ESTABLISHED THE FOLLOWING PERFORMANCE GOALS: (i) SALES MUST EXCEED $50 MILLION, (ii) SALES AND EARNINGS MUST INCREASE EACH FISCAL QUARTER AND (iii) THE COMPANY MUST REPORT A NET PROFIT IN THE FOURTH QUARTER. UPON SUCCESSFUL COMPLETION OF EACH OF THESE GOALS, THE COMPANY WOULD PAY EACH EXECUTIVE OFFICER A BONUS EQUAL TO 25% OF HIS OR HER BASE SALARY. These goals were not met, and accordingly, the Company's executive officers were not paid bonuses under the Company's annual incentive bonus program for fiscal year 1999. See the "Summary

Compensation Table" for a description of how certain executive officers were paid additional compensation other than through the annual incentive bonus program.

        LONG-TERM INCENTIVE COMPENSATION. The Committee periodically approves grants of stock options under the Option Plan to the Company's executive officers. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. During the 1993 fiscal year, the Committee approved an evergreen program under the Option Plan designed to provide for the annual grant of options to ensure that top performing employees, including executive officers, have a significant equity stake in the Company. The program takes into account the individual's option holdings, as well as direct stock holdings, at the time annual awards are made. The size of the option grant to each executive officer, generally is set to achieve a potential percentage ownership stake in the Company that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option term and the individual's personal performance in recent periods. Each such factor is given equal weight. There were no option grants to executive officers in fiscal 1999.

        CEO COMPENSATION. James Philips Ferguson, former President and Chief Executive Officer, received a base salary of $190,000 per year with a potential bonus of 40% of such base salary if certain sales and earnings goals of the Company were met. These goals were not met, and accordingly, Mr. Ferguson was not paid an incentive bonus for fiscal year 1999.

        No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries except as follows: Mr. Grinfas was a co-founder of the Company and served as Senior Vice President for the Company, managing the Business Development Group, until December 1984. At that time he became Senior Vice President, Engineering, a position he held until May 1986, when he became Vice President, Business Development and Sales Director of Southern Europe of IMP Europe Limited, at the time a subsidiary of the Company. Mr. Grinfas ceased working for IMP Europe Limited in December 1988. He also served as Chief Executive Officer and President of the Company from August 1999 until January 2000.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.


                                     Compensation Committee

                                     Zvi Grinfas
                                     Peter D. Olson
                                     Bernard V. Vonderschmitt

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and the four other most highly-compensated executive officers of the Company ("Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for each of the last three (3) fiscal years:

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION


----------------------------------------------------------------------------------------------------
                                                                   Long Term
                                                                   Securities          Other
                                          Salary                   Underlying      Compensation
      Name and Position          Year     ($)(1)      Bonus ($)    Options            ($)(2)
----------------------------------------------------------------------------------------------------
James Philips Ferguson,         1999      200,008          --              --          9,240
Former President and Chief      1998      140,460          --         25,000           7,980
Executive Officer               1997           --          --             --              --
----------------------------------------------------------------------------------------------------

Barry Wiley,                    1999      168,785          --              --          5,148
Former Vice President Sales     1998      110,779          --         12,000           4,132
and Marketing                   1997           --          --             --              --
----------------------------------------------------------------------------------------------------

David A. Laws,                  1999      156,094          --              --          7,300
Former Chairman of the Board    1998      178,208     250,000             --           3,600
                                1997      185,985      40,000         24,584           7,600
----------------------------------------------------------------------------------------------------

Jerry DaBell,                   1999      153,037          --              --          5,797
Former Senior Vice President,   1998      149,866          --          6,500           5,989
Design Engineering              1997      134,376      22,913             --           6,519
----------------------------------------------------------------------------------------------------

Moiz Khambaty,                  1999      146,480          --              --          9,192
Vice President Technology       1998      146,449          --          7,000           8,616
                                1997      133,225      21,000             --          10,777
----------------------------------------------------------------------------------------------------

(1) Salary includes amounts deferred pursuant to the Company's 401(k) plan. The amounts shown under the Bonus column include cash bonuses earned for the indicated fiscal years.

(2) Includes the premium paid on behalf of each executive officer for supplemental life insurance plus any other amount as indicated for each individual.

STOCK OPTION GRANTS IN 1999

        No stock options were granted to the executive officers named in the Summary Compensation Table in fiscal 1999.

OPTION EXERCISES AND HOLDINGS

        The table below sets forth information concerning the exercise of stock options during the 1999 fiscal year by the Named Executive Officers and those who were formerly Executive Officers during fiscal year 1999 and the unexercised options held as of the end of the 1999 fiscal year by such individuals. For purposes of the latter calculation, the fiscal year-end market value of the shares is deemed to be $3.31, the closing sale price of the Company's Common

Stock as reported on the National Association of Securities Dealers Automated Quotations System on Friday, March 29, 1999. No stock appreciation rights were exercised by the Named Executive Officers and those who where formerly Executive Officers in fiscal year 1999 during the 1999 fiscal year, and no stock appreciation rights were held by those individuals at the end of such year.

All share information reflects the one-for-ten reverse stock split that took place on January 13, 1999.

------------------------------------------------------------------------------------------------------------
                                                                                    Value of Unexercised
                                                    Number of Options at FY99-     In-the-Money Options at
                                                             end (#)                     FY99-end ($)
                                                    --------------------------------------------------------
                         Number
                         of Shares
                         Acquired on     Value
Name                     Exercise       Realized    Exercisable  Unexercisable    Exercisable  Unexercisable
------------------------------------------------------------------------------------------------------------
James Philips Ferguson    --                 --        9,999       15,001           33,112       $49,683
------------------------------------------------------------------------------------------------------------

Barry Wiley               --                 --        4,602        7,398           15,242        24,502
------------------------------------------------------------------------------------------------------------

David A. Laws             --                 --       29,688          312           98,327         1,033
------------------------------------------------------------------------------------------------------------

Jerry DaBell              --                 --        4,664        6,336           15,442        20,985
------------------------------------------------------------------------------------------------------------

Moiz Khambaty             --                 --        4,040        5,960           13,380        19,740
------------------------------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        (a) Certain Relationships and Related Transactions. As described in Proposal No. 2, the Company has entered into certain transactions with Teamasia. Mr. Pinamaneni, in addition to serving as a director of the Company, is a Managing Director and stockholder of Teamasia.

        (b) Employment Contracts.

        Except as described below, none of the Company's executive officers have employment contracts or severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

        By letter agreement between the Company and its new Chief Executive Officer and President, Brad Whitney, dated January 13, 2000, the Company confirmed, among other things, an annual salary of $200,000 along with a severance package that includes twelve (12) months' salary in the event of an involuntary termination of Mr. Whitney's employment without cause. Mr. Whitney will also receive stock options and other employee benefits and can earn a performance-based bonus if the Company meets certain financial results during the 2001 fiscal year and following fiscal years.

        By letter agreement between the Company and its new Chief Financial Officer, Joy E. Leo, effective January 31, 2000, the Company confirmed, among other things, an annual salary of $170,000 along with a severance package that includes six (6) months' salary in the event of an involuntary termination of Ms. Leo's employment without cause. Ms. Leo will also receive stock options and other employee benefits and can earn a performance-based bonus if the Company meets certain financial results during the 2001 fiscal year and following fiscal years.


INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers LLP has audited the Company's financial statements annually beginning with the fiscal year ended March 27, 1994. Its representatives are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2000 PROXY STATEMENT

        Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 2000 must be received by the Company no later than January 1, 2001 in order to be included in the proxy statement and related proxy materials. Any stockholder proposal received by the Company later than March 15, 2001 shall be considered untimely.

STOCK PERFORMANCE GRAPH

        The graph depicted below shows the Company's stock price as an index for the last five-year period, assuming $100 invested on March 31, 1994 and the reinvestment of dividends. Also depicted are the composite prices of companies listed on the Nasdaq National Market Index and the Nasdaq Index of Electronic Equipment Manufacturers--comprised of companies primarily engaged in the manufacture of electronic components and accessories--also assuming $100 invested on March 31, 1994. This information has been provided to the Company by Media General Financial Services.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG IMP, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

                              [PERFORMANCE GRAPH]

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURNS

                                      3/31/94     3/31/95   3/31/96   3/31/97   3/29/98   3/31/99
--------------------------------------------------------------------------------------------------
IMP, Inc.                               $100        $100     $400       $118       $84       $72
Nasdaq                                  $100        $111     $151       $168      $258      $382
Nasdaq Electronic Equipment             $100        $131     $172       $302      $345      $506
Manufacturers
--------------------------------------------------------------------------------------------------

        This Section is not "Soliciting Material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

        The Company incorporates by reference the documents listed below containing certain financial and other information about the Company.

    (1) The Company's Form 10-K/A No. 5 for the fiscal year ended March 28, 1999, filed April 11, 2000;

    (2) The Company's Quarterly Report on Form 10-Q/A No. 2 for the fiscal quarter ended June 27, 1999 filed March 15, 2000;

    (3) The Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 27, 1999 filed March 15, 2000; and

    (4) The Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 26, 1999 filed March 15, 2000.

OTHER BUSINESS

        The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ Brad Whitney
                                              Brad Whitney
                                              President and CEO

Dated:  May 17, 2000

                                    EXHIBIT A

                  December 15, 1999 Stock Purchase Agreement

                               (Previously Filed)

                                   EXHIBIT] B

                    October 8, 1999 Stock Purchase Agreement

                               (Previously Filed)

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF
                IMP, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2000


            The undersigned stockholder of IMP, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 17, 2000, and hereby appoints each of Zvi Grinfas and Brad Whitney proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Stockholders of IMP, Inc. to be held on June 14, 2000 at 2:00 p.m., local time, at the executive offices of IMP, Inc. 2830 North First Street, San Jose, California, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

            CONTINUED AND TO BE SIGNED ON REVERSE SIDE

        1. Proposal to elect the nominees herein to the Board of Directors.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        To withhold a vote for a particular nominee, strike through the name or names on the following list:

        Brad Whitney                               Zvi Grinfas
        Bernard Vonderschmitt                      Subbarao Pinamaneni

        2. Proposal to approve Stock Purchase Agreement with Teamasia Semiconductors PTE Ltd.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        3. Proposal to amend the Certificate of Incorporation.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        4. Proposal to adopt the 1999 IMP, Inc. Stock Option Plan.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        5. Proposal to adopt the 2000 IMP, Inc. Stock Option Plan.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        6. Proposal to ratify the appointment of the Independent Accountants.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        7. To vote on such other business as may properly come before the meeting or any adjournment thereof.

                [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: TO ELECT THE NOMINEES HEREIN TO THE BOARD OF DIRECTORS, FOR APPROVAL OF A STOCK PURCHASE AGREEMENT WITH TEAMASIA SEMICONDUCTORS PTE LTD., FOR APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION, TO APPROVE AND ADOPT THE 1999 IMP, INC. STOCK OPTION PLAN, FOR APPROVAL AND ADOPTION OF TO THE 2000 IMP, INC. STOCK OPTION PLAN; FOR RATIFICATION OF THE INDEPENDENT ACCOUNTANTS AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         (This Proxy should be marked, dated signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

        __________________________                   Date: ____________________
        Signature



                                        3